UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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First Community Corporation
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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2007

Dear Fellow Shareholder:

           We cordially invite you to attend the 2007 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A.  At the meeting, we will report on our performance in 2006 and answer your questions.  We are excited about our accomplishments in 2006 and look forward to discussing both our accomplishments and our plans with you.  We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 16, 2007 at 11:00 a.m. at Woodcreek Farms Country Club 300 Club Ridge Road, Elgin, South Carolina for the following purposes:

1.	To elect five Class I directors to serve on the board of directors each for three-year terms; and one Class II director to serve on the board of directors for a one year term.

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 30, 2007 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the company’s offices prior to the meeting.

           Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

James C. Leventis	Michael C. Crapps
Chairman of the Board	President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072 / Telephone: (803) 951-2265 / Fax: (803) 951-1722

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 16, 2007

           Our board of directors is soliciting proxies for the 2007 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

Voting Information

           The board set March 30, 2007 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote.  There were 3,217,954 shares of common stock outstanding on the record date.  A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting.  Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.”  We are not aware of any other matters to be considered at the meeting.  However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon.  A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

           We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders.  Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so.  We are distributing this proxy statement on or about April 15, 2007.

Proposal No. 1:  Election of Directors

The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting.  The current terms of the Class I  directors will expire at the meeting.  The terms of the Class II directors will expire at the 2008 Annual Shareholders Meeting and the terms of the Class III directors will expire at the 2009 Annual Shareholders Meeting.  In addition, in connection with our merger with Dekalb Bankshares, Inc. and its wholly owned subsidiary, The Bank of Camden, which was consummated on June 9, 2006, Roderick M. Todd, Jr. was appointed to the board of directors as a Class II director.  In accordance with our bylaws and the provisions of the South Carolina Business Corporation Act of 1988, Mr. Todd is up for re-election as director at the 2007 annual meeting.

Our directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, MD	Thomas C. Brown	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.	James C. Leventis
Hinton G. Davis	W. James Kitchens, Jr.	Loretta R. Whitehead
Anita B. Easter	Mitchell M. Willoughby	J. Thomas Johnson
George H. Fann, Jr., D.M.D.	Roderick M. Todd, Jr.	Alexander Snipe, Jr.

There are currently five directors in Class I.  Shareholders will elect five nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2010 annual meeting of shareholders. Shareholders will elect one director at the meeting to serve a one year term expiring at the 2008 annual meeting of shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the five Class I and one Class II nominees receiving the highest number of votes will be elected directors.  The board of directors recommends that you elect Richard K. Bogan, MD, Michael C. Crapps, Hinton G. Davis, Anita B. Easter, and George H. Fann, Jr., DMD as Class I directors. In addition, the board of directors recommends that you elect Roderick M. Todd, Jr. as Class II director to serve a one-year term expiring at the 2008 annual meeting of shareholders. As noted above, in connection with our merger with DeKalb Bankshares, Mr. Todd was appointed to the board of directors as a Class II director.  All nominees are currently members of the Board and each has consented to being named in this Proxy Statement and to serving as a director on the Board if elected.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Dr. Bogan , Mr. Crapps, Mr. Davis, Ms. Easter, Dr. Fann and Mr. Todd.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

Set forth below is certain information about the Class I nominees and Class II nominee, each of whom is also a director of the bank:

Richard K. Bogan, 61, Class I director, has served as a director of the company since its formation in 1994.  Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978.  He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970.  Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations.  He is currently chairman, chief medical officer of SleepMed Inc.

Michael C. Crapps, 48, Class I director, has served as our President and Chief Executive Officer and as a director of the company since its formation in 1994.  A lifelong Lexington County resident, he began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank.  From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming President, chief executive officer, and a director of that bank.  During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance.  He also serves the banking industry through his involvement in the South Carolina Bankers Association having served as its Chairman and on its Board of Directors. Mr. Crapps was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association.  He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984.  Mr. Crapps is also a graduate of the L.S.U. Banking School of the South.  Mr. Crapps is presently on the Boards of Directors of the South Atlantic Division of the American Cancer Society and serves as its Chairman, the Saluda Shoals Park Foundation and the Lexington School District #1 Foundation.  He is also a Past Chairman of the Lexington Chamber of Commerce.

Hinton G. Davis, 69, Class I director, has served as a director of the company since its formation in 1994.  Mr. Davis is the founder and chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively.  Since founding these companies in 1981, Mr. Davis has worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits.  Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

Anita B. Easter, 62, Class I director, has served as a director of the company since its formation in 1994.  Mrs. Easter is retired.  She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes.  She received a B.S. in Nursing from the University of South Carolina in 1979.  In  2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina.  She is past chair of the Greater Columbia Community Relations Council and serves on the past chairs’ advisory council.  She is a member of Women in Philanthropy, the Columbia Luncheon Club and the League of Women Voters.

George H. Fann, Jr., D.M.D., 62, Class I director, has served as a director of the company since its formation in 1994.  Dr. Fann has practiced dentistry in West Columbia, South Carolina for 34 years.  He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969.  Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina.  Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina.

Roderick M. Todd, Jr. 42, Class II director, has served as a director of the company since the merger with DeKalb Bankshares, Inc. in June 2006.  He served as a director of DeKalb Bankshares, Inc. and the Bank of Camden from its inception in 2001 until June 2006.  Mr. Todd is the founding member of the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law since July, 2000.  Formerly he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000.  He currently serves as a Summary Court Judge, for Kershaw County, South Carolina and as a Municipal Judge for the City of Camden, South Carolina.

Information Regarding Continuing Directors

Set forth below is also information about each of the company’s other directors and each of its executive officers.  Each of the following directors is also a director of our bank.

Thomas C. Brown, 48, Class II director, has served as a director of the company since its formation in 1994.  Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach.  Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering.  He serves part-time as an ordained minister at All Saints Church, Pawleys Island, South Carolina.

O.A. Ethridge, D.M.D., 63, Class II director, has served as a director of the company since its formation in 1994.  Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years.  After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky.  He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

W. James Kitchens, Jr., 45, Class II director, has served as a director of the company since its formation in 1994.  Mr. Kitchens is a Certified Public Accountant and holds the Chartered Financial Analyst designation.  He is the president of The Kitchens Firm, P.A., a certified public accounting firm in Columbia.  Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

Mitchell M. Willoughby, 59, Class II director, has served as a director of the company since its formation in 1994.  Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975.  He is currently a founding member of the law firm Willoughby & Hoefer, P.A.  Mr. Willoughby formerly served as general counsel to the Greater Columbia Chamber of Commerce and serves in the South Carolina Army National Guard with the rank of Brigadier General.  He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Chimin J. Chao, 51, Class III director, has served as a director of the company since its formation in 1994.  Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina.  Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers.  He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

James C. Leventis, 69, Class III director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994.  Mr.  Leventis is of counsel with the law firm Rogers, Townsend & Thomas, PC where he has practiced since 1996.  Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina.  Mr. Leventis also has extensive experience in the banking industry.  From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia.  Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina.  He served on the Boards of the South Carolina State Chamber of Commerce, South Carolina Bankers Association, Business Development Corporation, the Governor’s School for Science and Mathematics, the Indian Waters Council and Southeastern Region Boy Scouts of America, the City Center Partnership of Columbia, and the Blue Ribbon Committee, Richland County School District One.

Loretta R. Whitehead, 64, Class III director, has served as a director of the company since its formation in 1994.  Ms. Whitehead has been a realtor since 1981 and is currently a broker with RE/MAX Real Estate Services in Columbia, South Carolina.  She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963.  She is a board member of the Lexington Medical Center Foundation.  She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968.

J. Thomas Johnson, 60, Class III director, has served as Vice Chairman of the Board and Executive Vice President of the company since the merger with DutchFork BancShares in October 2004.  Mr. Johnson previously served as Chairman and CEO of DutchFork BancShares and Newberry Federal Savings Bank since 1984.  Mr. Johnson has been in banking since 1968.  He has served as Chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association.  He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also Chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina.  He currently serves on the boards of the Newberry Opera House Foundation; Newberry Chamber of Commerce; the Central Carolina Alliance; the Central Carolina Community Foundation and the S.C. Independent Colleges and Universities.

Alexander Snipe, Jr., 56, has served as a Class III director of our company since May 2005.  Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992.  Glory Communications, Inc. operates five gospel radio stations located in South Carolina markets, including its first station, WFMV, which began broadcasting in November 1993 in Columbia, South Carolina.  Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years.  He has over 20 years of broadcasting experience.  Mr. Snipe serves on the board of the William L. Bonner Bible College, The National Association of Broadcasters Radio Board, The Radio Board's Membership Committee (chairman), and The Gospel Heritage Foundation.  Mr. Snipe is a former board member of the Columbia Urban League and The Gospel Music Association, and he is Past President of the South Carolina Broadcasters Association.

Information Regarding Remaining Executive Officers

Set forth below is also information about each of our executive officers.

David K. Proctor, 50, has been the Senior Vice President/Senior Credit Officer of the company since First Community Bank opened for business in 1995.  From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company.  From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer.  He is a 1979 graduate of Clemson University with a B.S. in Business Administration.

Joseph G. Sawyer, 56, has been Senior Vice President/Chief Financial Officer of the company since First Community Bank opened for business in 1995.  Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina.  He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in Political Science.

J. Ted Nissen, 45, has been Senior Vice President and Group Executive of the company since July 1999.  From July 1995 to July 1999 he was a Vice President and City Executive of the company.  He is a 1984 graduate of Presbyterian College with a BS in Business Management.

CORPORATE GOVERNANCE

The Board of Directors met twelve (12) times in 2006. Each director in 2006 attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served, with the exception of  Mr. Todd.  Mr. Todd became a Board member in June of 2006 in conjunction with the merger of DeKalb Bankshares.  He attended 71% or five of seven of the meetings subsequent to becoming a Board member.  The two meetings he missed were a result of scheduling conflicts made prior to the consummation of the merger.

Neither the Board nor the Governance Committee have implemented a formal policy regarding director attendance at an annual meeting of shareholders.  Board members are expected to attend the annual shareholders meeting.  In 2006, eleven (11) Directors attended the 2006 Annual Meeting of Shareholders.

In accordance with Nasdaq National Market rules, the Board of Directors determines the independence of each Director and nominee for election as a Director in accordance with the standards set forth in Rule 4200(a)(1)-(15) of the Nasdaq National Market listing rules.  The Board has determined that a majority of its members are independent as defined by the listing standards of the NASDAQ Capital Markets and meet the standards of independence set by the Board. The Company Board has determined that the following directors are independent:   Richard K. Bogan, MD, Thomas C. Brown,  Chimin J. Chao, Hinton G. Davis,  Anita B. Easter, O. A. Ethridge DMD, George H. Fann, Jr. DMD, W James Kitchens, Jr. Alexander Snipe Jr., Roderick M. Todd, Jr., Loretta R. Whitehead, and Mitchell M. Willoughby.

The Board of Directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found on the Corporation’s website at www.firstcommunitysc.com. The information on the Corporation’s website is not part of this proxy statement. The Corporation intends to post on its website all disclosures that are required by law or Nasdaq National Market listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics.

Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation Inc., Attention: Corporate Secretary, 5455 Sunset Blvd. Lexington, S.C. 29072.

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: First Community Corporation Inc., Attention: Corporate Secretary, 5455 Sunset Blvd. Lexington, S.C. 29072.  All letters directed to the Board of Directors will be received and processed by the Corporate Secretary and will be forwarded to the Chairman of the Nominations and Corporate Governance Committee without any editing or screening.

Committees of the Board

The Board of Directors of First Community Corporation, has three standing committees: the Audit/Compliance and Insurance Committee, the Human Resources/Compensation Committee and the Nominations and Corporate Governance Committee.  Each Committee serves in a dual capacity as a Committee of the Company and First Community Bank, NA.

Audit/Compliance Committee

Membership
Mitchell M. Willoughby, Chairman
Anita B. Easter
O. A. Ethridge, DMD
W. James Kitchens, Jr.
Loretta R. Whitehead

The board of directors has determined that all members are independent, as contemplated in the listing standards of the NASD and The NASDAQ Capital Market.  Our board has determined that Mr. Kitchens, who was appointed to the audit committee on March 16, 2004, qualifies as an audit committee financial expert under the SEC rules.  The audit committee operates under a written charter.  The audit committee met four times in 2006.

The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses.  The Board of Directors has adopted an audit committee charter which may be found on the Company's website at www.firstcommunitysc.com by clicking on the link for “Investor Relations.”   The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time.  The audit committee reports its findings to the board of directors.

Human Resources/Compensation Committee

Membership
Thomas C. Brown, Chairman
Chimin J. Chao
Hinton G. Davis
Loretta R. Whitehead

            The Compensation Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Compensation Committee Charter, which may be found on the Company’s website at www.firstcommunitysc.com by clicking on the link for “Investor Relations.”  The Compensation Committee met three times during 2006. This Committee is responsible for determining Director and executive officer compensation. The Compensation Committee’s role in establishing compensation for the Corporation’s executive compensation is discussed further under the caption “Compensation Discussion and Analysis” and the committee’s report on executive compensation matters for 2006 appears under the caption “Report of the Compensation Committee on Executive Compensation.”

Nominations and Corporate Governance Committee

Membership
George H. Fann, Chairman
Chimin J. Chao
Alexander Snipe, Jr.
Mitchell M. Willoughby

The Nominations and Corporate Governance Committee is comprised entirely of independent directors as prescribed by Nasdaq National Market listing standards. The Board of Directors has adopted a Nominations and Corporate Governance Committee Charter which may be found on the Company’s website at www.firstcommunitysc.com.com by clicking on the link for “Investor Relations.” This Committee met three (3) times during 2006.

On March 16, 2004, our board adopted a nominating committee charter.  The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.
Director Nominations

Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors.  Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public interest.  They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of our shareholders.

Our committee uses a variety of methods for identifying and evaluating nominees for director.  They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director.  Candidates may come to their attention through current members of the board, shareholders, or other persons.  These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year.  The committee considers properly submitted shareholder recommendations for candidates.  In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors

Report of the Audit/Compliance Committee

Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and Elliott Davis, LLC, the Corporation’s independent auditors in 2006. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Finance Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of First Community Corporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit and Finance Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of First Community Corporation as of and for the year ended December 31, 2006, with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that First Community Corporation’s  audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. During 2006 the Committee appointed Elliott Davis, LLC as the Corporation’s independent auditors for 2006.

Audit/Compliance Committee
Mitchell M. Willoughby, Chairman
Anita B. Easter
O. A. Ethridge, DMD
W. James Kitchens, Jr.
Loretta R. Whitehead

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introduction

The Human Resources/Compensation Committee of the Board of Directors (the “Compensation Committee") operates under a written charter adopted by the Board of Directors and is responsible for developing and making recommendations to the Board with respect to the Corporation’s executive compensation policies and for the approval and administration of the Corporation’s existing and proposed executive compensation plans, including determining the contents of the Corporation’s executive compensation plans, authorizing the awards to be made pursuant to such plans and reviewing and approving annually all compensation decisions relating to the Corporation’s executive officers, including the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

Role of Executives in Establishing Compensation

The Corporation’s Human Resources Department and other members of management assist the Compensation Committee in its administration of the Corporation’s executive compensation program and the Corporation’s broad-based benefits programs. The Corporation’s Chief Executive Officer assesses the performance of each of the Corporation’s other executive officers and provides recommendations to the Compensation Committee as to the structure and amounts of salary, cash bonus awards and equity incentive awards to be paid to such executive officers. The CEO formulates his recommendations with the assistance of the Senior Vice President of Human Resources and by using external industry data surveys previously developed by Clark Bardes Consulting.  The Corporation did not engage the independent compensation consultant during 2006.

The CEO and the Senior Vice President of Human Resources both attend each meeting of the Compensation Committee for the purpose of providing insight into the Company’s performance, the performance of individual executives and their contribution to the Company’s performance and to make recommendations as to the structure and implementation of elements of executive compensation. The CEO and the Senior Vice President of Human Resources each excuse themselves from any discussions or determinations of their individual compensation by the Compensation Committee. The Compensation Committee believes that the input of these executives provides the Compensation Committee with information necessary to make informed decisions on executive compensation that are consistent with the Compensation Committee’s overall philosophy.

General Compensation Philosophy

The Compensation Committee has determined that the Company, as a performance-driven business, should reward outstanding financial results with appropriate compensation. The Compensation Committee’s strategy for carrying out this philosophy is to seek to link executive compensation with the Company’s financial performance and, at the same time, to be sensitive to external market factors which might affect such performance but be outside the control of the Company’s executives. The Compensation Committee recognizes the importance of maintaining compensation and benefits at competitive levels in order to attract and retain talented executives. The Compensation Committee has included occasional equity award grants as an element of executive compensation and may consider implementation of additional equity awards grants in the future as a component of executive compensation. The Compensation Committee believes that equity-based compensation aligns the long-term interests of employees with those of shareholders. In determining whether to make equity award grants in the future, the Compensation Committee will consider the recommendations of the Chief Executive Officer regarding the granting of equity awards for the Corporation’s key executives including the Named Executive Officers. In determining appropriate equity-based compensation awards for the Corporation’s executives, the Compensation Committee anticipates that it will generally focus on the current performance and achievements of the executive, the competitive market survey information, and the executive’s present and potential future contribution to the Corporation’s success.

The Company’s executive compensation program consists of three primary components: base salary, an annual cash bonus and equity incentive awards. In general, base salaries are established at or near what we believe to be market median levels of base salaries for comparable positions, and an opportunity for higher compensation is provided through annual cash bonuses. These opportunities are dependent upon the achievement of financial objectives established in advance and reflective of the opportunities and challenges present in the Company’s industry. In addition, long-term compensation has been awarded in the form of a cash bonus, and in the form of equity awards, in particular stock options, to the Named Executive Officers, all of which are intended to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

The Corporation also provides its executives with certain other benefits, including the opportunity to participate in a 401(k) retirement savings plan. Certain insurance benefits and other perquisites described below and in the Summary Compensation Table also are available to the Corporation’s executives. Some of the Named Executive Officers have entered into agreements with the Corporation that provide for certain benefits based upon certain events following a change of control of the Corporation, which the Compensation Committee believes will tend to align the interests of the executives and the Corporation’s shareholders should such a change arise, to encourage the Named Executive Officers to remain in their positions during periods of ownership transition.

The Compensation Committee believes these various elements of the executive compensation and benefits program further the Corporation’s business objectives and the interests of its shareholders by attracting and retaining the talented executive leadership necessary for the growth and success of the Corporation’s business and motivating its executives to exert great efforts to further the interests of shareholders.

Elements of Compensation

A primary role of the Committee is to analyze the competitiveness of, and the structure and amounts of annual base salary, annual cash bonus awards and long-term equity incentive awards, where applicable, to be paid to the Corporation’s executives. The Compensation Committee also structures and monitors the Corporation’s equity-based compensation plans, employment and change in control contracts with its executive officers which include, among other things, provisions relating to executives in the event of a change in control of the Corporation. In order to gauge the competitiveness of the Corporation’s executive compensation level, the Compensation Committee may analyze market data regarding annual base salary, annual cash bonus awards and long-term equity incentive awards paid by companies in what the Compensation Committee considers the Corporation’s “primary competitor group,” which includes a selected group of peer banks within Georgia, North Carolina and South Carolina.  These banks are of the same approximate age and asset size of the Corporation.  The group of peer banks is selected by an external national compensation consulting firm which the Committee believes provides an independent and objective recommendation.  The Corporation periodically engages the consulting firm to assist with accumulation and analysis of the peer group data.  The last time the Company engaged the firm was in November 2004 to provide data to assist in establishing executive compensation for 2005. It is anticipated that the Company will engage this firm every two to three years to update the study.   The consulting firm is available to the Senior Vice President of Human Resources and the Committee for ongoing consultation relative to compensation issues.

The assembled data is reviewed by the Chief Executive Officer, the Senior Vice President of Human Resources and with respect to each of the top executive officer positions, adjusted for the scope of responsibilities of the position within the Corporation as compared to the equivalent responsibilities of positions within the companies included in the survey data. The Compensation Committee then compares the Corporation’s compensation and benefits practices with those of the banks included in the survey data and takes the results into account when establishing compensation guidelines and recommendations for executives.  In determining each executive’s base salary and annual cash bonus opportunity, the Compensation Committee considers those two elements together in order to set an appropriate level of total annual cash compensation. In general, the Compensation Committee seeks to give each executive the opportunity to earn an annual cash bonus that, if earned, and when combined with the executive’s base salary, would result in total annual cash compensation to the executive that is competitive with the market data provided by the surveys.  For 2006 the amounts the Compensation Committee adopted for base salary and annual cash bonus opportunities for the Named Executive Officers were consistent with the previously compiled survey data and rolled forward with an estimated increase in the four to six percent range.

Annual Base Salary

Generally, the Compensation Committee seeks to establish an annual base salary level for each executive that falls within the competitive market levels established for the surveyed positions of executives having similar responsibilities. The Compensation Committee believes that establishing base salaries at this level helps the Corporation attract and retain talented executives and, when paired with the opportunity to earn annual cash bonuses, appropriately rewards executives based on performance.

In establishing salary levels for each executive other than the CEO, the Compensation Committee, at its regular meeting early in the fiscal year, reviews annual recommendations from the CEO. The Compensation Committee also takes into account whether each executive met key objectives, and considers each executive’s potential future contributions to the Corporation. In addition, the Compensation Committee determines whether each executive’s base salary provides an appropriate reward for the executive’s role in the Corporation’s performance and incentive for the executive to contribute to sustaining and enhancing the Corporation’s long-term performance. Important components that are considered by the Compensation Committee in establishing base salary levels are: ability and experience necessary to meet the position requirements, span of control, accountability, educational requirements, years of experience, key departmental objectives, and compiled market salary surveys. Operating objectives vary for each executive and typically change from year-to-year. Financial and operating objectives are considered in the aggregate by the Compensation Committee and are not specifically weighted in establishing base salaries. The base salary levels established for 2006 were based on the judgment of the Compensation Committee, taking into account the CEO’s input regarding each executive’s achievement of applicable 2005 operating and financial objectives and the targeted salary ranges based on market salary information. Where necessary, the Compensation Committee may recognize the particular talents, unique skills, experience, length of service to the Corporation and depth of banking or functional knowledge of certain key executives and determine that their base salary levels must be established above the market range to retain these executives.

The CEO’s base salary for 2006 was established in the same manner used for other Named Executive Officers described above without the input from the CEO.  The Compensation Committee determined that the base salary  was appropriate based upon the CEO’s experience, accountability, problem solving abilities and the most recent market survey data reviewed by the Compensation Committee.

Annual Cash Bonus

The Compensation Committee generally seeks to give each executive an opportunity to earn an annual cash bonus that would result in total annual cash compensation (salary plus bonus) to the executive that falls with the competitive range of surveyed banks when the Corporation meets challenging established financial goals. The Compensation Committee annually determines the appropriate target bonuses for each executive officer (as a percentage of the executive’s salary) so that total annual cash compensation for such executive officer will be competitive within the market, and the executive will have the potential to receive additional bonus amounts if such objectives are exceeded. In determining the target amounts, the Compensation Committee takes into account the cash bonus opportunities established by the surveyed competitor groups identified.

Each year, the Compensation Committee considers a recommendation from the CEO regarding the appropriate target for that year’s earnings per share at which target bonuses will be earned. The Compensation Committee also takes into account the Corporation’s forecasted annual profitability plan, which is thoroughly reviewed and discussed by the entire Board of Directors. The targeted profitability goal before unusual items is generally set at a level which the Compensation Committee believes is challenging but achievable, and when achieved, the executives are deserving of an annual cash management incentive plan payout. The Compensation Committee may adjust this practice in the future to reflect the realities imposed by external market factors.

The Compensation Committee adopted the 2006 Management Incentive Plan for Key Executives to provide for the payment of cash bonuses to the Named Executive Officers, upon the Corporation’s achievement of a specified profitability goal during 2006.   The plan was designed to be consistent with the Corporation’s philosophy that executive compensation should be linked with the Corporation’s financial performance. In order for any bonus to be paid to any Executive Officer under the plan, the Company had to achieve in excess of $1.19 diluted earnings per share.  At $1.21 diluted earnings per share the Named Executive Officers would receive a cash bonus of 25% of their annual salary.  At $1.25 diluted earnings per share the named executive officers were eligible to receive 50% of their base salary.  A pro-rata distribution would be made if diluted earnings per share were between $1.19 and $1.25.   The size of the total potential bonus pool available under the plan increased as the Corporation’s profitability increased, subject to the maximum aggregate cash bonus amount of $500,000 to all executive officers including the Named Executive Officers. If the Company achieved more than the $1.25 diluted earnings per share the plan was capped at the 50% of base salary or approximately $500,000 to all executive officers including the Named Executive Officers.  Given that in 2006 the Corporation’s threshold profitability level was not achieved, bonus payments were not made under the 2006 Management Incentive Plan for Key Executives.

Long-Term Compensation Awards

The Compensation Committee did not grant stock options to any executives and the Named Executive Officers, as compensation for their services in 2006. During 2006, the Corporation incurred expenses that were necessary to meet the Corporation’s long term growth objectives. These expenses limited the ability of the management team in meeting the Corporation’s profitability goal and earning cash bonuses under the 2006 Management Incentive Plan for Key Employees described above.  The Compensation Committee does not currently expect to make any stock option grants to executive officers including the Named Executive Officers relative to the financial results in 2006.

The Compensation Committee believes that the primary benefit to the Corporation of long term awards is to motivate the Named Executive Officers to increase shareholder value and ensure adequate executive retention through the grant of long-term compensation awards.   Under the Corporation’s equity incentive award plans, the Corporation also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee from time to time.

Personal Benefits and Perquisites

The Corporation has established the First Community Bank, NA Profit Sharing Plan a qualified 401(k) defined contribution plan, to which the Corporation makes matching and discretionary contributions on behalf of the each of the Named Executive Officers. The Corporation also maintains and pays premiums on behalf of each Named Executive Officer under a life insurance plan, and provides partial payment of premiums for medical benefits if the Named Executive Officer so elects.

The Corporation provided certain Named Executive Officers certain perquisites in 2006, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to similarly situated executives within the competitor peer groups, and are thus useful to the Corporation in attracting and retaining qualified executives. These perquisites include the payment of life insurance benefits, automobile expenses, and country club dues as described below under the Summary Compensation Table.

Elements of Post-Termination Compensation

            The Corporation has entered into employment agreements with Mr. Crapps, Mr. Proctor, Mr. Johnson and Mr. Sawyer which provide for the payment of certain severance benefits upon termination of employment in certain circumstances, including following a change of control of the Corporation, which arrangements are summarized below under Other Potential Post-Employment Compensation. The Compensation Committee believes that the severance arrangements provided for in these agreements are vital to the attraction and retention of talented executives and, thus, to the long-term success of the Corporation. These agreements also address the Corporation’s interest in ensuring the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover.

Compensation Policies

Section 162(m) of the Internal Revenue Code

     The Compensation Committee believes it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Corporation recognizes, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. Because the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, the Compensation Committee intends generally to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies the requirements for this exemption whenever administratively and practically feasible. The Board and the Compensation Committee, however, could award non-deductible compensation in other circumstances, as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, there is no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K and in the Corporation’s definitive proxy statement prepared in connection with its 2007 Annual Meeting of Shareholders.

Human Resources /Compensation Committee
Thomas C. Brown, Chairman
Chimin J. Chao
Hinton G. Davis
Loretta R. Whitehead

Compensation of Directors and Executive Officers

Executive Compensation

           The following table shows the compensation we paid for the years ended December 31, 2004 through 2006 to our chief executive officer and president, our chief financial officer and  the three most highly compensated other executive officers who earned over $100,000 for the year ended 2006 (collectively, the “named executive officers”).

Summary Compensation Table

						Non-Equity	Change in Pension Value and Nonqualified	All
						Incentive	Deferred	Other
Name and				Stock	Option	Plan	Compensation	Compensation
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings (1)	Earnings (2)	Total
Michael C. Crapps President and CEO	2006	$213,245	—	—	—	—	$ 7,052	$18,197	$238,494
David K. Proctor Senior Vice President, Senior Credit Officer	2006	115,042	—	—	—	—	3,970	4,471	123,483
Joseph G. Sawyer Senior Vice President Chief Financial Officer	2006	125,500	—	—	—	—	6,805	4,365	136,670
J. Ted Nissen Senior Vice President Group Executive	2006	116,050	—	—	—	—	1,825	4,914	122,789
J. Thomas Johnson Executive Vice President Vice Chairman of the Board	2006	179,697	—	—	—	—	39,520	8,680	227,897

(1)	Amounts reflect the change in the present value of benefits attributable to Named Officers for 2006 compensation, as calculated under non-qualified retirement benefit plans.

(2)
For Mr. Crapps includes $6,397 company matching contribution to 401(k) plan, $750 per month automobile allowance, $85 per month country club dues and $1,780 for premiums paid on term life insurance policy.

For Mr. Proctor includes $3,451 company matching contribution to 401(k) plan and $85.00 per month club dues.
For Mr. Sawyer includes $3,765 company matching contribution to 401(k) plan and $50.00 per month club dues.
For Mr. Nissen includes $3,894 company matching contribution to 401(k) plan and $85.00 per month club dues.
For Mr. Johnson includes $2,102 company matching contribution to 401(k) plan, $120 per month country club dues and $5,138 in life insurance benefits.

Grants of Plan-Based Awards

Name	Grant Date	Maximum ($) 50% of Base
Michael C. Crapps	1/17/2006	$106,645
David K. Proctor	1/17/2006	57,521
Joseph G. Sawyer	1/17/2006	62,750
J. Ted Nissen	1/17/2006	58,025
J. Thomas Johnson	1/17/2006	89,848

(1) At $1.25 diluted earnings per share the named executive officers were eligible to receive 50% of their base salary under the 2006 Management Incentive Plan.  A pro-rata distribution would be made if diluted earnings per share were between $1.19 and $1.25.   As discussed in Compensation Discussion and Analysis, cash bonuses were not paid to the named executive officers for 2006.

There were no grants of stock options or other equity awards to our named executive officers during the year ended December 31, 2006.

In 2006, 71,227 options were granted in conjunction with the DeKalb merger at an average exercise price of $13.32.  None of these grants went to the named executive officers.

Named Executive Officer Employment Agreements

Michael C. Crapps.   On January 16, 2007, First Community Corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Michael C. Crapps, the President and Chief Executive Office of the Company and its wholly owned subsidiary, First Community Bank, N.A. (the “Bank”). Unless it is terminated earlier according to provisions in the Employment Agreement, the agreement provides a three year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can gives the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The initial base salary for Mr. Crapps will be $214,095, which amount is subject to annual review by the board of directors and may be increased. Mr. Crapps will be eligible to receive bonuses if he meets the goals set forth annually for him by the Human Resources/Compensation Committee of the Board of Directors. Furthermore, Mr. Crapps will be eligible for the Company’s long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards. Mr. Crapps will be provided with a country club membership as well as life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is entitled to participation in retirement, health, welfare and other benefit plans and programs of the Company applicable to employees generally or to senior executives.

The Employment Agreement may be terminated for death, disability or with or without cause or cause. If the Company terminates Mr. Crapps without cause, the Company will pay to Mr. Crapps severance compensation in an amount equal to 100% of his then current monthly base salary each month for two years from the date of termination, plus any bonus earned or accrued through the date of termination.

In addition, the Employment Agreement may be terminated for good reason by Mr. Crapps during the 90 day period beginning on the 30th day after a change of control or during the 90 day period beginning on the one year anniversary of a change of control. If Mr. Crapps so terminates the Employment Agreement for good reason, then (1) the Company will pay him, within fifteen days, an amount equal to his then current annual base salary multiplied by three, plus any bonus earned or accrued through the date of termination; (2) for a period of two years, provide him with life insurance, disability, medical, dental and hospitalization benefits provided (subject to reduction upon based on benefits provided by a subsequent employer); (3) any outstanding incentive awards, including restricted stock, performance units, options and stock appreciation rights, granted under long-term equity incentive arrangements shall fully vest and become exercisable, as applicable, and (4) the non-solicitation, of customers and personnel, and non-compete provisions of the Employment Agreement shall cease to apply.

In the event that the Company’s independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the Employment Agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the Employment Agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G.

The Employment Agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as provision relating to the protection of confidential information.

                David K. Proctor and Joseph G. Sawyer.  The company has entered into employment agreements with David K. Proctor, as Senior Vice President and Senior Credit Officer, and Joseph G. Sawyer, as Senior Vice President and Chief Financial Officer.  Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years.  The term may be fixed at three years without extension by notice of either party to the other.  The term of each agreement is currently three years.  The agreement with Mr. Proctor provided for a starting annual salary of $89,278, and the agreement with Mr. Sawyer provided for an annual salary of $91,260 per year, and the amounts have been reviewed annually and increased from time to time.  Both Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

            Both agreements provide that if the company terminates the executive’s employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his then current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination.  If the executive terminates his employment or the company terminates the executive’s employment after a change in control without cause, the company will pay the employee an amount equal to two times the then current annual base salary.  In addition, the company will pay the employee any bonus earned or accrued through the date of termination.  The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately.  The company must continue to pay at its expense medical and life insurance benefits for a period of two years after termination.

In the event that the company’s independent accounts acting as its auditors on the date of a change in control determine that the payments provided for in the Employment Agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the Employment Agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Proctor or Mr. Sawyer, as applicable, without his compensation being treated as “excess parachute payments” under Section 280G.

            In addition, each agreement provides that during the employee’s employment and for a period of 12 months thereafter, the employee may not (without prior written consent of the company) compete with the company or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 10 miles from the bank’s main office or any of its branch offices.  This restriction does not apply after a change in control.

J. Thomas Johnson  In connection with our merger with DutchFork, J. Thomas Johnson, President and Chief Executive Officer of DutchFork, entered into new employment, consulting, and noncompete agreements with First Community Bank effective on the closing date of the merger.  As a result of terminating his existing employment agreement in connection with the merger, Mr. Johnson received lump sum payments of $863,298.   Under the new agreements Mr. Johnson agreed to serve as Executive Vice President of First Community Bank for a period of three years and paid annual salary of $175,000.  Upon termination of employment, Mr. Johnson  agreed to provide consulting services to First Community and First Community Bank for two years in exchange for annual salaries of $172,500.  At the end of the consulting period, First Community Bank will pay Mr. Johnson $150,000 per year for a three-year period for complying with certain restrictive covenants.  During the term of the agreement, First Community Bank has agreed to procure and maintain a life insurance policy, with certain limitations, on Mr. Johnson with death benefits payable to First Community Bank in an amount that approximates the total payments due to the executive during the consulting period and the restricted period if the consulting services were performed and the restrictive covenants were honored in their entirety.

The agreement provides that during the employment term, consulting period, and for a period of 36 months thereafter, the employee may not (without prior written consent of the company) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 30 miles from the bank’s main office or any of its branch offices.  In addition, the agreement provides that during this restricted period, the employee may not solicit our customers or employees.

The agreement provides that if we terminate without cause, we will be obligated to pay such employee an amount equal to his base salary for the remainder of the employment term, consulting period, and restrictive covenant period.

Outstanding Equity Awards at December 31, 2006
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael C. Crapps	6,562 5,000	---- ----	---- ----	$14.00 20.20	2/16/2009 1/19/2015	---- ----	---- ----	---- ----	---- ----
David K. Proctor	3,937 5,000	---- ----	---- ----	$14.00 20.20	2/16/2009 1/19/2015	---- ----	---- ----	---- ----	---- ----
Joseph G. Sawyer	3,937 5,000	---- ----	---- ----	$14.00 20.20	2/16/2009 1/19/2015	---- ----	---- ----	---- ----	---- ----
J. Ted Nissen	2,625 5,000	---- ----	---- ----	$14.00 20.20	2/16/2009 1/19/2015	---- ----	---- ----	---- ----	---- ----
J. Thomas Johnson	69,494	----	----	$ 9.23	2/20/2011	----	----	----	----

Option Exercises for the Year-ended December 31, 2006

The following table sets forth the number and corresponding value realized during 2006 with respect to stock options that were exercised.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph G. Sawyer	6,563	$ 68,120	----	----
David K. Proctor	3,938	40,876	----	----
J. Ted Nissen	3,938	40,876	----	----

The following table reflects accumulated benefits under salary continuation agreements between the named executive officer and the company.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael C. Crapps	Salary Continuation Agreement	NA	$ 7,052	$ ----
David K. Proctor	Salary Continuation Agreement	NA	3,970	----
Joseph G. Sawyer	Salary Continuation Agreement	NA	6,805	----
J. Ted Nissen	Salary Continuation Agreement	NA	1,825	----
J. Thomas Johnson	Salary Continuation Agreement	6	147,405	----

We have entered into salary continuation agreements with the following named executive officers: Michael Crapps, J. Ted Nissen, David Proctor, and Joseph Sawyer and J. Thomas Johnson.  We have also entered into salary continuation agreements with certain other executives, including Mr. James Leventis, the Chairman of the Board of the company.  The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the applicable executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years. Each applicable executive will also receive this benefit if his or her employment is terminated following a change in control (as defined in the executive’s employment agreement). The following table sets forth the payment terms for each applicable named executive officer and for Mr. Leventis.

Name	Normal Retirement Age	Annual Benefit	Years of Annual Benefit

Michael Crapps	65	$137,300	15
James Leventis	72	$ 30,100	10
J. Ted Nissen	65	$ 47,800	15
David Proctor	65	$ 62,900	15
Joseph Sawyer	65	$ 55,500	15
J. Thomas Johnson	63	$ 30,000	17

If the executive dies after separation of service but before his annual supplemental benefit commences, the executive’s benefit will be paid to his or her beneficiaries, beginning with the month following the Bank’s receipt of a copy of the executive’s death certificate. If the executive dies after his or her benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and in the same amounts that would have been distributed to the executive had he or she survived. If the executive dies during active service, 100% of his or her accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to his or her beneficiaries.

If the executive experiences a disability that results in separation of service prior to the normal retirement age, the executive will be entitled to 100% of his or her accrual balance determined as of the end of the plan year preceding termination.

If the executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to the 100% of his or her accrual balance determined as of the end of the plan year preceding such termination. For Mr. Leventis, this benefit is determined by vesting him in 33 1/3% of the accrual balance at the end of the first plan year, and an additional 33 1/3% of said amount at the end of each succeeding year thereafter until he becomes 100% vested in the accrual balance. For Messrs. Crapps, Nissen, Proctor, and Sawyer, this benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of said amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance.

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

The foregoing summary of the material features of the salary continuation agreements for Messrs. Crapps, Leventis, Nissen, Proctor and Sawyer are qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.1 to a Form 8-K filed by the company on August 3, 2006.

The foregoing summary for Mr. Johnson is qualified in its entirety by reference to the provisions of the Employment, Consulting, and Noncompete Agreement between First Community Bank, N.A., Newberry Federal Savings Bank, DutchFork Bancshares, Inc., and J. Thomas Johnson dated April 12, 2004, the form of which is attached as Exhibit 10.7 to the company’s Registration Statement No. 333-116242 on Form S-4.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers of the company in the event of termination of such executive's employment by the company in the case of termination without cause and, in the case of good reason termination following a change in control, by the named executive officer. The amounts shown assume that the termination occurred on December 29, 2006, which was the last trading day of the calendar year ended December 31, 2006.  These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer's separation from the company.

Name and Principal Position	Salary (1)	Bonus (2)	Continuation of Medical Benefits (3)	Acceleration of Equity Awards	Total Termination Benefits
Michael C. Crapps, CEO, President and Director Termination without cause Termination for good reason after a change in control	$426,490 637,602	---- ----	$ 14,096 14,096	---- ----	$ 440,586 651,698
David K. Proctor, Senior Vice President, Chief Credit Officer Termination without cause Termination for good reason after a change in control	28,761 230,084	---- ----	---- 9,662	---- ----	28,761 239,746
Joseph G. Sawyer, Senior Vice President, Chief Financial Officer Termination without cause Termination for good reason after a change in control	31,375 251,000	---- ----	---- 10,060	---- ----	31,375 261,060
J. Thomas Johnson (4) Executive Vice President Vice Chairman of the Board, Termination without cause	1,035,000	----	----	----	1,035,000

(1)	For Mr. Crapps is for a period of 24 months following termination without cause and 2.99 times annual salary in the event of a change in control.

For Mr. Proctor and Mr. Sawyer is for a period of 3 months following termination without cause and 24 months in the event of a change in control.

(2)	Includes all bonus amounts earned or accrued through the date of termination.

(3)
Reflects the estimate of all future premiums which will be paid for life insurance, disability and medical benefits, using the premium rates in effect at December 29, 2006. Continuation of benefits is for the named executive officer for a period of 24 months.

(4)	At the time of the acquisition of DutchFork Bankshares on October 1, 2004 Mr. J. Thomas Johnson entered into an employment, consulting and noncompete agreement. The employment agreement was for a period of three years, the consulting agreement for two years and a noncompete for a period of three years. Payments under the employment agreement term are $175,000 per year, consulting agreement term $172,500 per year and noncompete agreement term $150,000 per year. In the event of termination without cause all remaining amounts payable under the terms of each agreement are payable in a lump sum effective the date of termination. The terms of the agreements are binding upon and shall inure to the benefit of the Bank and its successors.

In an executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to the 100% of his or her accrual balance determined as of the end of the plan year preceding such termination, as described in the narrative that follows the Pension Benefits table above.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death.  Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer becomes incapacitated and later terminated as a result of disability, the company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the company or any of its subsidiaries.  Furthermore, the executive shall receive any bonus earned or accrued under the bonus plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive's incapacity.

For purposes of the above tables, the terms cause, good reason, and change in control are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

•
The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.

•
A person, group or entity other than the company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.

•
Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.

•
Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

•
our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

•
immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

•	an adverse change in an employee's status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;

•	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;

•
a reduction from the previous year in the amount available under the performance bonus compensation plan (the CEO employment agreement does not include this provision) such that the employee’s combined base salary and performance bonus opportunity is less than the employee’s combined base salary and performance bonus for the prior year;

•
a relocation of an employee at any place outside a 30 mile radius from the employee's current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;

•
the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

•	the insolvency or the filing of a petition for bankruptcy of the company which petition is not dismissed within sixty days;

•	any material breach by the company of any material provision of the employment agreement;

•	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement; or

•	our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

•
a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the company (including harm to its business reputation);

•	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;

•	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;

•
notice from a regulatory agency with jurisdiction over the company of its intention to institute certain formal or informal regulatory action against the executive or the company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;

•
disorderly conduct by the executive that materially disrupts the company's business operations to a level which is materially detrimental to the company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or

•
in the case of Messrs. Crapps, Proctor and Sawyer, the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure or, in the case of Mr. Johnson failure to render the services in accordance with an appropriate performance standard determined in the sole discretion of the board of directors.

Director Compensation

During the year ended December 31, 2006, outside directors received a retainer in the amount of $6,000 and fees of $500 for attendance at each board meeting and $150 for attendance at each committee meeting.  Mr. Leventis as chairman received an $11,000 retainer and $850 for each board meeting.  Mr. Leventis is also an employee of the company and as an employee he received a salary of $89,370 in 2006 and matching ontribution to the 401K plan of $1,624.   Mr. Crapps and Mr. Johnson as employees of the company do not receive any board fees.  The following is a summary of the compensation paid to directors for 2006.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard K. Bogan	$ 12,200	-	-	-	-	-	$ 12,200
Thomas C. Brown	14,150	-	-	-	-	-	14,150
Chimin J. Chao	13,100	-	-	-	-	-	13,100
Michael C. Crapps	-	-	-	-	-	-	-
Hinton G. Davis	11,250	-	-	-	-	-	11,250
Anita B. Easter	12,100	-	-	-	-	-	12,100
O.A. Ethridge	12,200	-	-	-	-	-	12,200
George H. Fann, Jr.	12,250	-	-	-	-	-	12,250
W. James Kitchens, Jr.	13,350	-	-	-	-	-	13,350
J. Thomas Johnson	-	-	-	-	-	-	-
James C. Leventis	20,350	-	-	-	-	90,994	111,344
Alexander Snipe, Jr.	12,100	-	-	-	-	-	12,100
Roderick M. Todd, Jr.	5,500	-	-	-	-	-	5,500
Loretta R. Whitehead	13,350	-	-	-	-	-	13,350
Mitchell M. Willoughby	12.250	-	-	-	-	-	12,250

(1) During the year the company implemented a director deferred compensation plan whereby an election to defer the annual retainer and earned monthly fees.  For the amounts deferred under the plan the director receives units that can be exchanged for stock when the director retires.  The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	Fees Deferred ($)	Accumulated Share Units (#)
Richard K. Bogan	$ 2,300	127.61
Chimin J. Chao	7,150	395.32
O. A. Ethridge	2,300	127.61
George H. Fann	2,150	119.41
W. James Kitchens, Jr.	8,300	458.49
Alexander Snipe, Jr.	7,650	422.69
Mitchell M. Willoughby	6,000	331.03

Upon its formation, the company entered into an employment agreement with James C. Leventis, as the Chairman of the Board of the company.  The employment agreement provides for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years.  The term may be fixed at three years without additional extension by notice of either party to the other.  The term of each agreement is currently three years.  The agreement provided for a starting annual salary for Mr. Leventis of $25,000 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board’s recommendation.

 Mr. Leventis is also eligible to receive annual payments based upon achievement criteria established by the board of directors.  Since the company’s formation through 2002, Mr. Leventis devoted approximately 25% of his time to the company.  In 2003, Mr. Leventis began devoting a greater percentage of his time to the company and currently he is contributing 100% of his time to company responsibilities.  The company has increased his salary proportionately.

                 The agreement provides that if the company terminates the executive’s employment without cause or if the executive’s employment is terminated due to a sale, merger, or dissolution of the company or First Community Bank, the company will be obligated to continue his salary and bonus for the first 12 months thereafter plus one-half of his salary and bonus for the second 12 months thereafter.  Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

                In addition, the agreement provides that following termination of the executive’s employment with the company and for a period of 12 months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or (iii) solicit employees of the company for employment.

Compensation Committee Interlocks and Insider Participation

Our human resources/compensation committee is composed of the following members: Mr. Brown, Mr. Davis, Ms. Whitehead, and  Mr. Chao. No member of the human resources/compensation committee was an officer or employee of the corporation or any of its subsidiaries during the year ended December 31, 2006, or was formerly an officer or employee of the company or any of its subsidiaries, or had any relationship otherwise requiring disclosure.

Security Ownership of Certain
Beneficial Owners and Management

The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 30, 2007.  The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned (1)	Right to Acquire (2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,100	1,312	.14%
Thomas C. Brown	26,125	1,312	.85%
Chimin J. Chao	24,239	1,312	.79%
Michael C. Crapps	30,605	11,563	1.31%
Hinton G. Davis	62,344	—	1.94%
Anita B. Easter	21,655	1,312	.71%
O.A. Ethridge	21,311	1,312	.70%
George H. Fann, Jr.	60,242	—	1.87%
W. James Kitchens, Jr.	14,761	—	.46%
J. Thomas Johnson	16,403	69,494	2.61%
James C. Leventis (4)	11,014	5,000	.50%
David K. Proctor	15,088	8,937	.75%
J. Ted Nissen	8,204	7,625	.49%
Joseph G. Sawyer	13,522	8,937	.70%
Alexander Snipe, Jr.	2,642	—	.08%
Roderick M. Todd, Jr.	6,830	—	.21%
Loretta R. Whitehead	15,750	—	.50%
Mitchell M. Willoughby	18,375	1,312	.61%

All executive officers and directors as a group ( persons)	372,210	119,428	14.73%
______________________________
(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within the next 60 days of March 30, 2007 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.  For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.  The calculations are based on 3,217,954 shares of common stock outstanding on March 30, 2007.

(4)	Includes 7,268 shares held by an investment affiliate of Mr. Leventis.

Certain Relationships and Related Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates.  It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us.  Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors or by our audit committee.  This policy is not written, but is followed.

In 2006 the company paid insurance premiums of $132,000 to Davis Garvin Agency, Inc., which was founded by our director Hinton G. Davis, who is the chief executive officer of the agency.  The commissions received by the insurance agency were substantially less than the amount of the premium.  This transaction was approved by our audit committee.  The company does not believe that this transaction was material to the company or to Hinton G. Davis.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC.  Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2006 for transactions occurring in 2006, with the exception of the reporting of a purchase of 296 shares in August 2006 by James C. Leventis. This purchase was a supplemental purchase under the company dividend reinvestment plan and because of a delay in the purchase date from the original submission of the request to the administrator of the plan the Form 4 was inadvertently not filed timely.  A Form 4 was filed late with the SEC on March 16, 2007.

Independent Registered Public Accountants

We have selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2007. On May 16, 2006, we dismissed Clifton D. Bodiford, CPA as our independent registered public accounting firm and engaged Elliott Davis, LLC as our independent registered public accounting firm.  The decision to change our independent registered public accounting form was approved by the Audit Committee of the Board of Directors.

The reports of Clifton D. Bodiford, CPA on our financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, nor was there any event of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K. In connection with its audits for the fiscal years ended December 31, 2005 and 2004 and during the subsequent interim period preceding our dismissal of Clifton D. Bodiford, CPA , there were no disagreements with Clifton D. Bodiford, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Clifton D. Bodiford, CPA, would have caused Clifton D. Bodiford, CPA to make reference to the subject matter of the disagreement(s) in connection with its report.

A representative of Elliott Davis, LLC, will be present at the annual meeting and will have the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.

Audit Fees

	Year Ended December 31, 2006	Year Ended December 31, 2005
Audit Fees	$41,000	$84,213
Audit-Related Fees	$—	$—
Tax Fees	$13,450	$10,900
All Other Fees	$825	$1,400

Total	$55,275	$96,513

Audit Fees.  Includes the aggregate fees billed for the audit of our financial statements and the review of our financial statements in our quarterly reports.  All fees for 2005 were paid to Clifton D. Bodiford, CPA.  In 2006, $39,000 was paid or payable to Elliott Davis LLC and $2,000 was paid to Clifton D. Bodiford.

Tax Fees. Includes fees for tax compliance, tax planning, and tax advice.  In 2005, all fees were paid to Clifton D. Bodiford CPA.  In 2006 $6,185 was paid or payable to Elliott Davis, LLC and $7,265 was paid to Clifton D. Bodiford CPA.

All Other Fees.  In 2005 this category consisted of fees billed by Clifton D. Bodiford, CPA for services related to reviewing a letter corresponding to the Securities and Exchange Commission.  In 2006, these fees related to updating a consent.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors.  The committee reviews any proposed services to insure that they are not prohibited by securities laws and approves the scope of all services prior to being performed.  All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

           If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2008 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 15, 2007.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials.

           Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws.  Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

April 15, 2007

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST COMMUNITY CORPORATION
To be held on May 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Woodcreek Farms Country Club 300 Club Ridge Road, Elgin, South Carolina,  at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.  These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the five identified Class I directors to serve on the board of directors each for three-year terms and one Class IIIdirector to serve on the board of directors for a one-year term.

1.	PROPOSAL to elect five Class I directors to serve on the board of directors each for three-year terms, and one Class II director to serve on the board of directors for a one-year term.

Class I Directors	Class II Director
Richard K. Bogan, MD	Roderick M. Todd, Jr.
Michael C. Crapps
Hinton G. Davis
Anita B. Easter
George H. Fann, Jr., D.M.D.

☐FOR all nominees	☐WITHHOLD AUTHORITY	☐AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated: ___________________________,

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.

INTERNET INFORMATION
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